EXHIBIT 8
EXECUTION COPY
Gazit-Globe, Ltd.
1 Hashalom Road
Tel Aviv
Israel
May 23, 2010
The Board of Directors
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179
Re:	Ownership Limits Waivers
Ladies and Gentlemen:
Reference is hereby made to the provisions of Section 7.2.1(a)(i) of the Articles of Amendment and Restatement, dated as of April 22, 2002, of Equity One, Inc. (the “Company”), as amended to date (the “Charter”), which generally prohibit any Person from Beneficially Owning or Constructively Owning shares of Capital Stock in excess of 9.9% in value of the outstanding shares of Capital Stock of the Company or shares of Common Stock in excess of 9.9% in value or in number of shares, whichever is more restrictive, of the outstanding shares of Common Stock of the Company, respectively (collectively, the “Ownership Limits”). Capitalized terms used but not defined herein shall have the meaning set forth in the Charter.
As disclosed in a Schedule 13D/A filed on March 29, 2010 by Chaim Katzman (“Katzman”), Gazit-Globe Ltd., M G N (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Hollywood Properties Ltd., Gazit Canada, Inc., Gazit America, Inc., Silver Maple (2001), Inc. and Ficus, Inc. (each, a “Gazit Group Party” and collectively with Gazit Inc. and any other affiliates, the “Gazit Group”), the Gazit Group beneficially owns 46,000,199.967 shares of Common Stock as of the date thereof (the “Gazit Group Shares”), which represent approximately 50.1% of the outstanding Common Stock. The Board of Directors of the Company has previously waived the Ownership Limits with respect to certain members of the Gazit Group and its lenders pursuant to resolutions of the Board of Directors of the Company on October 28, 1996, August 28, 1998, August 26, 2005, and December 1, 2006 (collectively, the “Previous Waivers”).
Subject to the terms and conditions of this letter agreement and acknowledging that the Board of Directors of the Company will approve, subject to approval by the Company’s shareholders, the Proposed Amendment (defined below) (which approval shall be sought at the same time that the Company presents the foreign ownership limitation to the shareholders for their approval) and may from time to time further amend the Ownership Limits to restrict the Beneficial or Constructive Ownership of outstanding shares of Capital Stock of the Company by an individual within the meaning of Section 542(a)(2) of the Code and any reference to the Ownership Limits herein shall include any such revised limitations, the Gazit Group ,on behalf of itself and the

Board of Directors
Equity One, Inc.
May 23, 2010

Qualified Lenders (as defined below) and the Gazit Group Shareholders (defined below), hereby requests that the Board of Directors extend the Previous Waivers, which extension shall be deemed to supersede the Previous Waivers granted by the Company, by causing the Company to countersign this letter agreement below. In furtherance of the foregoing, the Company hereby agrees to:
(x)	waive the application of the Ownership Limits, and exempt the Gazit Group from such limits, with respect to any shares of the issued and outstanding shares of Capital Stock owned or acquired at any time by the Gazit Group (the “Gazit Waiver”);

(y)	waive the application of the Ownership Limits, and exempt any commercial bank or other commercial lending institution (including pension funds and insurance companies that act as lenders) that is not affiliated with or related to the Gazit Group (a “Qualified Lender”) and Foreclosure Transferees (as defined below) from such limits with respect to (i) any pledge of shares of Capital Stock by any member of the Gazit Group to a Qualified Lender in connection with a bona fide loan to any member of the Gazit Group, and (ii) any transfer of actual, Beneficial or Constructive Ownership of pledged shares described in (i) to a Qualified Lender or any transferee (“Foreclosure Transferees”) in connection with a foreclosure, seizure or other similar proceeding by the Qualified Lender against any of such pledged shares; and

(z)	waive the application of the Ownership Limits, and exempt any current or future direct or indirect owner of any equity securities of any member of the Gazit Group, including without limitation Katzman or Dori Segal and Erika Ottosson (collectively, “Segal”), (collectively the “Gazit Group Shareholders”) from such limits.
The waivers in clauses (x), (y) and (z) are collectively referred to herein as the “Waivers”. Notwithstanding the foregoing:
the Ownership Limits are not waived under the Waivers if and to the extent Beneficial or Constructive Ownership of shares of Capital Stock in excess of the Ownership Limits otherwise permitted under the Waivers would result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”) (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a Tenant that is described in Section 856(d)(2)(B) of the

The Board of Directors
Equity One, Inc.
May 23, 2010

Code if the income derived by the Company from such Tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) (the requirements of this provision referred to herein as the “REIT Tests”).
Each party hereto, severally and not jointly, makes the following representations and warranties and covenants with the intention that the Board rely on them in granting the Waivers:
1.	As of the date hereof, Katzman and Segal, in the aggregate, Beneficially Own, shares of Common Stock with an aggregate value of approximately 13.5% and 6.6%, respectively, of the value of all outstanding shares of stock of the Company after the application of the rules of Sections 542 and 544 of the Code as modified by Section 856(h) of the Code and will promptly notify the Company of any increase in such Beneficial Ownership of the Company.

2.	To the best of the knowledge of the members of the Gazit Group that are parties to this letter agreement, as of the date hereof, no individual, within the meaning of Section 542(a)(2) of the Code, other than Katzman or Segal, Beneficially Owns shares of Common Stock with an aggregate value in excess of 5% of the value of all outstanding shares of stock of the Company after the application of the rules of Sections 542 and 544 of the Code as modified by Section 856(h) of the Code, as a result of the Gazit Group’s or Segal’s Beneficial Ownership of shares of Common Stock.

3.	As of the date hereof, no Gazit Group Party Beneficially or Constructively Owns, an interest in a Tenant of the Company (or a Tenant of any entity owned or controlled by the Company) that would result in the Company owning (actually or Constructively) an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such Tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

4.	As of the date hereof, Segal does not own, actually or Constructively, an interest in a Tenant of the Company (or a Tenant of any entity owned or controlled by the Company) that would result in the Company owning (actually or Constructively) an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such Tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

5.	Each member of the Gazit Group that is a record holder of the Company’s Common Stock agrees that it will vote, at any meeting of the stockholders of the

The Board of Directors
Equity One, Inc.
May 23, 2010

Company or with respect to any action by written consent of the stockholders, the Gazit Group Shares in favor of the following amendments to the Charter:
(a)	An amendment regarding the ownership of shares of Capital Stock by individuals that reduces the Ownership Limit with respect to individuals to 5% (the “Proposed Amendment”); provided that such amendment shall be subject to the Waivers set forth above; and

(b)	An amendment regarding the ownership of shares of Capital Stock by non-U.S. persons, substantially in the form set forth in the Articles of Amendment attached as Exhibit A to the Subscription Agreement between Equity One and LIH in the form attached as Exhibit G to the Contribution Agreement, dated as of the date hereof (the “Foreign Ownership Limit”).
6.	The Gazit Group, Katzman and Segal agree that, in the event that the Charter is amended to include the Foreign Ownership Limit, they shall each be subject to such Foreign Ownership Limit, and the Waivers granted pursuant to this letter shall not constitute waivers of the Foreign Ownership Limit.

7.	In consideration for the Waivers and for the provisions of the Charter permitting members of the Gazit Group to pledge their shares to Qualified Lender, each member of the Gazit Group hereby agrees to notify Equity One promptly following the receipt by any member of the Gazit Group of a notice from any Qualified Lender exercising its right to foreclose under any loan pursuant to which the such member has pledged shares to a Qualified Lender and Gazit Globe agrees to provide a copy of such foreclosure notice to Equity One; provided, however, that Equity One shall not share any information contained in or related to the notice with any Person other than its agents and representatives (who shall also keep such information confidential).
The parties hereto, severally and not jointly, agree that (a) they will promptly notify the Company if any of the above representations and warranties is no longer true or accurate, and (b) any violation or attempted violation of their representations or undertakings herein (to the extent required) will result in a portion of their shares of Common Stock being automatically transferred to a trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter but only if the REIT Tests are not met.
This letter agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute the same agreement. The Waivers contained in this letter agreement shall be irrevocable, except as expressly provided

The Board of Directors
Equity One, Inc.
May 23, 2010

herein. Neither this letter agreement nor the Waivers contained herein may be assigned or transferred, including by operation of law in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Waivers, by any party hereto or any of their respective affiliates without the prior written consent of the Company.
The Company hereby represents and warrants to the Gazit Group, the Qualified Lenders, the Foreclosure Transferees, and the Gazit Group Shareholders that this letter agreement and the Waivers have been duly authorized and approved by the Board of Directors, and constitute the binding obligations of the Company, enforceable against the Company and the Board of Directors in accordance with the terms hereof. Subject to the restrictions on assignment or transfer set forth elsewhere in this letter agreement, this letter agreement and the Waivers will be binding upon, and inure to the benefit of, the Company, the Gazit Group, the Qualified Lenders, the Foreclosure Transferees, the Gazit Group Shareholders and their respective permitted successors and assigns.
[Signature Pages Follow]

The Board of Directors
Equity One, Inc.
May 23, 2010

Kindly acknowledge the agreement of the Company and the approval of the Board to the provisions of this letter agreement and to the foregoing Waivers by signing this letter agreement where indicated below and returning a PDF version or facsimile copy in the manner indicated in the email transmission by which we are submitting this letter agreement.

GAZIT-GLOBE, LTD.
By:	/s/ Roni Soffer
	Name:	Roni Soffer
	Title:	President

By:	/s/ Varda Zuntz
	Name:	Varda Zuntz
	Title:	Corporate Secretary

M G N (USA) INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

The Board of Directors
Equity One, Inc.
May 23, 2010

GAZIT (1995), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

MGN AMERICA, LLC
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

SILVER MAPLE (2001), INC.
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

The Board of Directors
Equity One, Inc.
May 23, 2010

FICUS, INC.
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

The Board of Directors
Equity One, Inc.
May 23, 2010

ACKNOWLEDGED, AGREED AND WAIVED: EQUITY ONE, INC.
By:	/s/Arthur Gallagher
	Name:	Arthur Gallagher
	Title:	EVP and General Counsel